EXHIBIT 23--PREDECESSOR AUDITOR'S REPORT

To the Shareholders and Board of Directors of First Financial Corporation:

     In our opinion, the consolidated statements of income, of cash flows and changes in shareholders' equity for the year ended December 31,1998 (appearing on pages 9 through 26 of First Financial Corporation's 2000 Annual Report to Shareholders, which has been incorporated by reference in this Form 10-K) present fairly, in all material aspects, the results of operations and cash flows of First Financial Corporation and its subsidiaries for the year ended December 31,1998,in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of First Financial Corporation for any period subsequent to December 31,1998.


/s/ PRICEWATERHOUSECOOPERS LLP

January 22,1999